Exhibit 99.1

MEDCATH CONTACTS:
O. Edwin French	James E. Harris
President/Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600
MEDCATH CORPORATION REPORTS SECOND QUARTER EARNINGS
     CHARLOTTE, N.C., May 10, 2007 — MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused on the diagnosis and treatment of cardiovascular disease, today announced its operating results for its second fiscal quarter, which ended March 31, 2007.
     Second quarter highlights:
•	Net revenue increased 5.0% to $192.5 million

•	Adjusted EBITDA rose 15.5% to $29.8 million

•	Adjusted admissions increased 3.0%
Second Quarter 2007 Results
     MedCath’s net revenue increased 5.0% to $192.5 million in the second quarter of fiscal 2007 from $183.3 million in the second quarter of fiscal 2006. Income from operations was $18.0 million in the second quarter of fiscal 2007, compared to income from operations of $6.8 million in the second quarter of fiscal 2006. Adjusted EBITDA in the second quarter of fiscal 2007 increased 15.5% to $29.8 million from $25.8 million in the second quarter of fiscal 2006. Income from continuing operations was $5.8 million, or $0.27 per diluted share, in the second quarter of fiscal 2007, compared to a loss from continuing operations of $2.4 million, or $0.13 per diluted share, in the second quarter of fiscal 2006.
     MedCath’s second quarter of fiscal 2007 financial results contain the following unusual items. Per share amounts reflect minority interest expense, where applicable, and income taxes:
•	A $2.3 million, or a net impact of $0.04 per diluted share, increase in net revenue and Adjusted EBITDA due to the settlement of Medicare and Medicaid cost reports related to prior periods.

•	A $3.1 million, or a net impact of $0.10 per diluted share, reduction in net revenue and Adjusted EBITDA due to the increase in a reserve previously established for repayment of a portion of Medicare reimbursement related to hospital inpatient services provided to patients enrolled in a clinical trial conducted at one of our hospitals between 1998 and 2002 that is under investigation by the U.S. Department of Justice, and
•	A $660,000, or a net impact of $0.02 per diluted share, loss on early extinguishment of debt related to the prepayment of $39.9 million in term debt and the prepayment of $11.1 million of equipment debt.
     In comparison, MedCath’s second quarter of fiscal 2006 financial results were impacted by certain unusual items that collectively had a $745,000 unfavorable impact to net revenue and Adjusted EBITDA and a $775,000, or $0.04 per diluted share, unfavorable impact to income from continuing operations.
     Share-based compensation expense totaled $2.1 million or $0.05 per diluted share in the second quarter of fiscal 2007, compared to $10.2 million or $0.33 per diluted share in the second quarter of fiscal 2006. Adjusted EBITDA disclosed above does not include this expense but the expense is included as a component of income from continuing operations.
     “Our strong second quarter results reflect various strategic initiatives that are intended to improve our operating efficiency while maintaining our commitment to providing quality health care,” said Ed French, MedCath’s president and chief executive officer. “We believe contributions from these efforts will continue to benefit not only our existing hospitals as currently configured, but also those hospitals that we intend to expand.”
Operating Statistics and Cash Flow
     Hospital adjusted admissions for the second quarter of fiscal 2007 increased 3.0% from the second quarter of the previous fiscal year. Same facility hospital net revenue increased 5.9%, excluding the unusual items reported above. Net cash provided by operating activities of continuing operations for the second quarter of fiscal 2007 was $15.7 million, up from $12.3 million for the second quarter of fiscal 2006. Capital expenditures totaled $6.9 million in the second quarter of fiscal 2007 in comparison to $8.4 million in the second quarter of fiscal 2006.
Use of Non-GAAP Financial Measures
     This release contains measures of MedCath’s historical financial performance that are not calculated and presented in conformity with generally accepted accounting principles (“GAAP”), including Adjusted EBITDA. Adjusted EBITDA represents MedCath’s income (loss) from continuing operations before interest expense; interest and other income, net; income tax expense (benefit); depreciation; amortization; share-based compensation expense; gain (loss) on disposal of property, equipment and other assets; loss on early extinguishment of debt; equity in net earnings of unconsolidated affiliates; and minority interest share of earnings of consolidated subsidiaries. MedCath’s management uses Adjusted EBITDA to measure the performance of the company’s various operating entities, to compare actual results to historical and budgeted results, and to make capital allocation decisions. Management provides Adjusted EBITDA to investors to assist them in performing their analysis of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA as a financial performance measure. Because Adjusted EBITDA is a non-GAAP measure, Adjusted EBITDA, as defined above, may not be comparable to other similarly titled measures of other companies. MedCath has included a supplemental schedule with the financial statements that accompany this press release that reconciles historical Adjusted EBITDA to MedCath’s income (loss) from continuing operations.
     Management will discuss and answer questions regarding MedCath’s quarterly results today during a 10 a.m. ET conference call. In the United States, you may participate by dialing (877) 697-5351. International callers should dial (706) 634-0602. The conference ID for both domestic and international callers is “MedCath.” A live web cast will also be available on the company’s web site, www.medcath.com. This information will be available on the web site on or immediately following the conference call for 30 days. A recorded replay of the call will be available until 11:59 p.m. ET, May 17, 2007. To access the replay, domestic callers should dial (800) 642-1687 and international callers should dial (706) 645-9291. The archived conference ID is 629347. This press release and the financial information included therewith will be accessible on the web, by going to www.medcath.com, “Investor Relations,” then clicking on “News.”
     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused primarily on the diagnosis and treatment of cardiovascular disease. MedCath focuses on serving the unique needs of patients suffering from cardiovascular disease. MedCath owns interests in and operates eleven hospitals with a total of 667 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, and Texas. In addition, MedCath manages the cardiovascular program at various hospitals operated by other parties. Further, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in various states.
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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.
     These various risks and uncertainties are described in detail in “Risk Factors” in MedCath’s Registration Statement on Form S-3/A filed with the Securities and Exchange Commission on March 29, 2007. A copy of this registration statement, including exhibits, is available on the internet site of the Securities and Exchange Commission at http://www.sec.gov.